Exhibit 99.1
Town Sports International Holdings, Inc. Announces Partial Redemption Of Outstanding Debt Securities
NEW YORK, June 8, 2006 —Town Sports International Holdings, Inc. (Nasdaq: CLUB) announced today that it has issued a notice of redemption for 35% of the aggregate original principal amount ($43,682,572) of its outstanding 11% Senior Discount Notes due 2014, at a redemption price equal to 111% of the accreted value at the redemption date of the notes being redeemed, plus accrued and unpaid interest on such amount to, but excluding, July 7, 2006. The notes will be redeemed on July 7, 2006. The aggregate accreted value of the notes being redeemed at the 111% redemption price totals $62,874,878 as of July 7, 2006. Consistent with the terms of the indenture governing the notes, Town Sports International Holdings, Inc. is using a portion of the cash proceeds from its initial public equity offering to redeem such notes.
Pursuant to the terms of the indenture governing the notes, the Trustee shall select the notes for redemption on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depositary Trust Company), unless such method is otherwise prohibited. Interest on the redeemed portion of the notes will cease to accrue on and after July 7, 2006. The only remaining right of the holder thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount).
A Notice of Redemption is being mailed by The Bank of New York, the trustee for the notes, to all registered holders of the notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York at (800) 245-2826.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 fitness clubs and 432,000 members as of March 31, 2006. In addition, as of March 31, 2006, the Company operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Investor Contact:
Integrated Corporate Relations
Joseph.teklits@icrinc.com or
investor.relations@town-sports.com
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the Tender Offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.